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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-45480, 333-40704, 333-37890, 333-34490, 333-88589, 333-87795, 333-73097 and
333-71109 on Form S-3 of VitalWorks Inc., (formerly known as InfoCure Corporation) and Registration Nos. 333-96665, 333-84468, 333-72890, 333-56556,
333-40730, 333-40488, 333-39792 and 333-74773 on Form S-8 of VitalWorks Inc., of
our report dated October 27, 2003 on the financial statements of AMICAS, Inc. for the years ended December 31, 2001 and 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to AMICAS, Inc.'s ability to continue as a going concern as described in Note 1) appearing in this Current Report on Form 8-K/A of VitalWorks Inc. dated November 25, 2003.

/s/ Deloitte & Touche LLP

Boston, MA
February 5, 2004